UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2020

Atreca, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38935	27-3723255
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 East Jamie Court South San Francisco, California		94080
(Address of Principal Executive Offices)		(Zip Code)

(650) 595-2595

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	BCEL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

Preliminary Estimated Financial Data

On July 15, 2020, Atreca, Inc. (the “Company” or “Atreca”) disclosed preliminary estimated financial data for the three months ended June 30, 2020.

Our interim unaudited financial statements for the three months ended June 30, 2020 are not yet available and our independent registered public accounting firm has not completed its review of the results of our second quarter of 2020. Based on the information that is currently available to us, we estimate our cash, cash equivalents and investments as of June 30, 2020 to be approximately $149.0 million, compared to $166.3 million for March 31, 2020, which estimated decrease is primarily due to the use of cash in operating activities.

The preliminary estimated financial data for the three months ended June 30, 2020 set forth above is subject to the completion of the Company’s financial closing procedures. The preliminary estimated financial data are not a comprehensive statement of the Company’s results of operations for the three months ended June 30, 2020. The preliminary estimated financial data was prepared by, and are the responsibility of, Atreca’ management. The Company’s independent registered public accounting firm, OUM & Co. LLP, has not audited, reviewed or performed any procedures with respect to the accompanying preliminary estimated financial data, and accordingly does not express an opinion or any other form of assurance with respect thereto. The Company currently expects that its final results of operations will be consistent with the estimates set forth above, but such estimates are preliminary and actual results of operations could fall outside of and differ materially from these estimated ranges following the completion of the Company’s financial closing procedures, final adjustments and other developments that may arise between now and the time the Company’s interim unaudited financial statements for the three months ended June 30, 2020 are issued.

This information is intended to be furnished under Item 2.02 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01. Other Events.

Underwriting Agreement

On July 15, 2020, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Cowen and Company, LLC, Evercore Group L.L.C. and Stifel, Nicolaus & Company, Incorporated, as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to the public offering, issuance and sale of 7,031,250 shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”) and 781,250 shares of the Company’s Class B common stock, par value $0.0001 per share (“Class B Common Stock,” collectively with Class A Common Stock, the “Common Stock”). The price to the public in this offering is $16.00 per share, and the Underwriters have agreed to purchase the shares from the Company pursuant to the Underwriting Agreement at a price of $15.04 per share. Under the terms of the Underwriting Agreement, Atreca also granted the Underwriters an option exercisable for 30 days to purchase up to an additional 1,171,875 shares of Class A Common Stock at the public offering price, less underwriting discounts and commissions. The gross proceeds to the Company from this offering are expected to be approximately $125.0 million, before deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company, or $143.75 million if the Underwriters exercise in full their option to purchase additional shares of Class A Common Stock. The offering is expected to close on July 20, 2020, subject to customary closing conditions.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

The offering is being made pursuant to the Company’s effective registration statement on Form S-3 and an accompanying prospectus (Registration Statement No. 333-239652) previously filed with the Securities and Exchange Commission and a preliminary and final prospectus supplement thereunder.

The Underwriting Agreement is filed as Exhibit 1.1 to this report, and the description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the shares in the offering is attached as Exhibit 5.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
1.1	Underwriting Agreement, dated as of July 15, 2020
5.1	Opinion of Cooley LLP.
23.1	Consent of Cooley LLP (contained in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atreca, Inc.

Dated: July 16, 2020	By:	/s/ Courtney J. Phillips
Courtney J. Phillips
General Counsel and Corporate Secretary